EXHIBIT 12.1

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Six Months
	Ended	Year Ended December 31,
	June 30, 2005	2004	2003	2002	2001	2000
EARNINGS
Income from continuing operations before income from equity investees(1)	$94,801	$129,460	$59,295	$64,836	$43,671	$77,502
Add: Fixed Charges	42,259	54,604	43,662	38,848	37,574	33,949
Distributed income of equity investees	778	444	395	—	—	—
Subtract: Capitalized Interest	(966)	(544)	(524)	(773)	(153)	—
Total Earnings(1)	$136,872	$183,964	$102,828	$102,911	$81,092	$111,451
FIXED CHARGES
Interest Expensed and Capitalized(3)	$38,997	$49,198	$36,790	$32,521	$32,400	$29,356
Amortization of Debt Expense	1,293	2,537	3,787	3,676	2,667	2,051
Portion of rent expense related to interest (33%)	1,969	2,869	3,085	2,651	2,507	2,541
Total Fixed Charges	$42,259	$54,604	$43,662	$38,848	$37,574	$33,949
RATIO OF EARNINGS TO FIXED CHARGES(2)	3.24x	3.37x	2.36x	2.65x	2.16x	3.28x

(1)                 For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of pretax income from continuing operations plus fixed charges (excluding capitalized interest). “Fixed charges” represent interest incurred (whether expensed or capitalized), amortization of debt expense, and that portion of rental expense on operating leases deemed to be the equivalent of interest.

(2)                 The 2000 period includes a loss of $15.1 million related to early extinguishment of debt previously classified as extraordinary items. Effective with the FASB’s issuance of SFAS 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” in April 2002, such items are included in income from continuing operations.

(3)                 Includes interest costs attributable to borrowings for inventory stored in a contango market of $9.2 million for the six months ended June 30, 2005, and $2.0 million, $1.0 million, $2.7 million, $3.2 million and $0.7 million for each of the years ended December 31, 2004, 2003, 2002, 2001 and 2000, respectively. These interest costs are included in purchases and related costs in our GMT&S segment profit as we consider interest on these borrowings a direct cost to storing the inventory.